                                                                    Exhibit 99.1



                                                    FOR RELEASE: AUGUST 14, 2003
                                                                   4:00 P.M. EST

         ANALOG DEVICES REPORTS INCREASED REVENUE AND PROFITS FOR THIRD
                           QUARTER OF FISCAL YEAR 2003

Norwood, MA -- Analog Devices (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenues of $520.4 million for the third quarter of fiscal 2003, which ended August 2. Revenues increased 17% from the third quarter of fiscal 2002 and 4% from the second quarter of fiscal 2003. The quarter's diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) increased to $0.21, up from $0.08 in the same period a year ago and $0.19 in the previous quarter.

Gross margins increased sequentially to 55.1% of sales, up from 54.5% of sales in the second quarter of fiscal 2003. Operating income increased to 19.2% of sales in the third quarter of fiscal 2003, up from 17.6% in the previous quarter. Net income for the third quarter of fiscal 2003 was $79 million, up from $71 million in the previous quarter.

In the third quarter of fiscal 2003, cash and short-term investment balances increased by $128 million after spending approximately $20 million on capital equipment. Cash and short-term investment balances at the end of the third quarter of fiscal 2003 totaled $3.2 billion. Accounts receivable days sales outstanding was 45 days, compared to 44 days in the previous quarter. Days cost of sales in inventory were 116 days, compared to 117 days in the previous quarter.

"This quarter, revenue grew 4% sequentially while net income grew 11% sequentially, nearly three times the revenue growth rate," said Jerald G. Fishman, president and CEO. "Revenue grew quarter-to-quarter across a broad base of applications within the computer, communications, consumer, and industrial markets we serve."

Mr. Fishman continued, "The book-to-bill ratio was approximately one for the third quarter with strong order rates during July, the last month of the quarter."

"Analog product revenues grew 4% sequentially and 14% compared to the same period last year," said Mr. Fishman. "In addition, our DSP product revenues for the quarter accounted for approximately 22% of company revenues and grew 4% sequentially, 28% compared to the same period last year."

Summarizing the revenues on a geographic basis, Mr. Fishman explained, "In the third quarter, revenues grew in every region of the world with the strongest growth from Japan, primarily driven by consumer electronics equipment. Sales in Japan accounted for approximately 19% of revenue, the Americas 25%, Europe 20%, and Southeast Asia 36%."

Regarding the near-term outlook, Mr. Fishman said, "We are encouraged by the strong order rates since early July; therefore, we are planning for revenue growth of 3% to 5% and GAAP diluted EPS of $0.22 to $0.23 for the fourth quarter of fiscal 2003."

Mr. Fishman will discuss the third quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 1588442 or by visiting the Investor Relations page on ADI's web site.

Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,450 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines, and the United

Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including our statements regarding planned revenues, earnings and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our largest customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2003, as filed with the Securities and Exchange Commission.

CONTACT: Maria Tagliaferro, Director of Corporate Communications at Analog Devices, 781-461-3282, or investor.relations@analog.com

       ANALOG DEVICES SUPPLEMENTAL INFORMATION, THIRD QUARTER, FISCAL 2003

                             SALES/EARNINGS SUMMARY
               (IN THOUSANDS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                          3Q 03           2Q 03           3Q 02
                                          -----           -----           -----
  Three Months Ended                Aug 2, 2003     May 3, 2003     Aug 3, 2002
  ------------------                -----------     -----------     -----------
Net Sales                            $ 520,445       $ 501,883       $ 445,448
   Y/Y Growth                               17%             21%             -7%
   Q/Q Growth                                4%              7%              8%
Cost of Sales                          233,846         228,423         208,182
Gross Margin                           286,599         273,460         237,266
   Percent of Sales                       55.1%           54.5%           53.3%
                                     ---------       ---------       ---------
Operating Expenses:
   R&D                                 111,668         110,827         104,799
   Selling, Marketing and G&A           72,178          71,509          67,138
   Acquisition-related expenses*         2,660           2,658          16,568
   Restructuring Costs                     341              --           5,634
   Investment Impairment                    --              --           3,779
   Goodwill Impairment                      --              --           3,426
                                     ---------       ---------       ---------
Operating Income                        99,752          88,466          35,922
Other (Income) Expense                  (1,474)         (2,952)         (3,740)
                                     ---------       ---------       ---------
Income Before Tax                      101,226          91,418          39,662
Provision for Taxes                     22,270          20,112           8,249
   Tax Rate                                 22%             22%             21%
                                     ---------       ---------       ---------
Net Income                           $  78,956       $  71,306       $  31,413
                                     ---------       ---------       ---------


Shares used for EPS - Basic            366,025         364,267         365,065
Shares used for EPS - Diluted          384,166         379,163         380,770

Earnings per Share - Basic           $    0.22       $    0.20       $    0.09
Earnings per Share - Diluted         $    0.21       $    0.19       $    0.08
                                     ---------       ---------       ---------

* Acquisition - related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.

  Nine Months Ended                            Aug 2, 2003         Aug 3, 2002
  -----------------                            -----------         -----------
Net Sales                                      $ 1,489,751         $ 1,251,790
   Y/Y Growth                                           19%                -32%
Cost of Sales                                      676,555             589,896
Gross Margin                                       813,196             661,894
   Percent of Sales                                   54.6%               52.9%
                                               -----------         -----------
Operating Expenses:
   R&D                                             329,607             303,012
   Selling, Marketing and G&A                      213,002             187,850
   Acquisition-related expenses*                     8,167              54,224
   Restructuring Costs                                 341              31,084
   Investment Impairment                                --               5,579
   Goodwill Impairment                                  --               3,426
                                               -----------         -----------
Operating Income                                   262,079              76,719
Other (Income) Expense                              (7,478)            (17,271)
                                               -----------         -----------
Income Before Tax                                  269,557              93,990
Provision for Taxes                                 59,303              23,461
   Tax Rate                                             22%                 25%
                                               -----------         -----------
Net Income                                     $   210,254         $    70,529
                                               -----------         -----------


Shares used for EPS - Basic                        364,477             364,253
Shares used for EPS - Diluted                      380,509             382,565

Earnings per Share - Basic                     $      0.58         $      0.19
Earnings per Share - Diluted                   $      0.55         $      0.18
                                               -----------         -----------

* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.

       ANALOG DEVICES SUPPLEMENTAL INFORMATION, THIRD QUARTER, FISCAL 2003

                       SELECTED BALANCE SHEET INFORMATION
                            (IN THOUSANDS OF DOLLARS)

                                                   3Q 03          2Q 03          3Q 02
                                                   -----          -----          -----
                                             Aug 2, 2003    May 3, 2003    Aug 3, 2002
                                             -----------    -----------    -----------
Cash & Short-term Investments                 $3,229,365     $3,101,483     $2,953,855
Accounts Receivable, Net                         259,134        242,767        223,308
Inventories                                      296,940        293,487        284,044
Other Current Assets                             198,554        194,150        192,492
                                              ----------     ----------     ----------
  Total Current Assets                         3,983,993      3,831,887      3,653,699
PP&E, Net                                        697,841        726,533        814,334
Investments                                      297,533        286,119        274,333
Intangible Assets                                172,673        173,328        188,848
Other                                             96,028        117,446         92,492
                                              ----------     ----------     ----------
Total Assets                                  $5,248,068     $5,135,313     $5,023,706
                                              ----------     ----------     ----------

Current Liabilities                           $  373,446     $  367,492     $  388,247
Deferred income-shipments to distributors        112,607        108,980        112,433
Long-term Debt                                 1,263,266      1,279,027      1,230,577
Non-Current Lease Obligations                        191            237          1,377
Non-Current Liabilities                          334,888        323,692        330,372
Stockholders' Equity                           3,163,670      3,055,885      2,960,700
                                              ----------     ----------     ----------
Total Liabilities & Equity                    $5,248,068     $5,135,313     $5,023,706
                                              ----------     ----------     ----------


                CAPITAL EXPENDITURES, DEPRECIATION & AMORTIZATION
                            (IN THOUSANDS OF DOLLARS)

                                                 3Q 03        2Q 03        3Q 02
  THREE MONTHS ENDED                       Aug 2, 2003  May 3, 2003  Aug 3, 2002
  ------------------                       -----------  -----------  -----------
Capital Expenditures                           $20,076      $14,348      $14,284
Depreciation                                   $42,297      $42,503      $45,347
Amortization of Goodwill & Intangibles*        $   656      $   656      $14,327


  NINE MONTHS ENDED                                  Aug 2, 2003     Aug 3, 2002
  -----------------                                  -----------     -----------
Capital Expenditures                                    $ 49,377        $ 41,482
Depreciation                                            $126,339        $132,562
Amortization of Goodwill & Intangibles*                 $  1,964        $ 42,666

* Acquisition-related goodwill is no longer amortized effective November 3, 2002, in accordance with FAS 142.